AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of January 26, 2010, is made by and among OVERTURE ACQUISITION CORP., a Cayman Islands exempted company (“OAC”), and VICTORY PARK CAPITAL ADVISORS, LLC, on behalf of one or more entities for which it acts as investment manager and other purchasers acceptable to Victory Park Capital Advisors, LLC and OAC (collectively, “Victory Park”).

WHEREAS, OAC was organized for the purpose of acquiring, through a merger, share capital exchange, asset acquisition, share purchase, reorganization or other similar business combination, an operating business (“Business Combination”);

WHEREAS, OAC consummated an initial public offering in January 2008 (“IPO”) in connection with which it raised gross proceeds of approximately $150 million, a significant portion of which was placed in a trust account (the “Trust Account”) maintained by American Stock Transfer and Trust Company (“American”) pending the consummation of a Business Combination, or the dissolution and liquidation of Buyer in the event it is unable to consummate a Business Combination on or prior to January 30, 2010;

WHEREAS, OAC has entered into the Master Agreement, dated as of December 10, 2009 (the “Master Agreement”), by and among OAC, Overture Re Holdings Ltd., OAC’s newly formed, wholly owned Bermuda holding company (“Overture Re Holdings”), Jefferson National Financial Corp., a Delaware corporation (“JNF”), Jefferson National Life Insurance Company, a Texas insurance company and a wholly owned subsidiary of JNF (“JNL”), and JNL Bermuda LLC, a Delaware limited liability company and a newly formed wholly owned subsidiary of JNL (“JNL Bermuda”), JNF Asset Management LLC, a Delaware limited liability company (“JNFAM”) and the founders of OAC which, among other things, provides for the amalgamation of JNL Bermuda and Overture Re Ltd., a to be formed, wholly owned Bermuda subsidiary of Overture Re Holdings, pursuant to which the amalgamated company shall be a long term reinsurer domiciled in Bermuda (collectively, the “Transaction”); and

WHEREAS, the approval of the Transaction is contingent upon, among other things, the affirmative vote of holders of a majority of the outstanding ordinary shares of OAC which are present and entitled to vote at the meeting called to approve the Acquisition;

WHEREAS, pursuant to certain provisions in Buyer’s memorandum and articles of association, a holder of Buyer’s ordinary shares issued in the IPO may, if it votes against the Transaction, demand that Buyer convert such ordinary shares into cash (“Conversion Rights”);

WHEREAS, the Transaction cannot be consummated if holders of 30% or more of the OAC ordinary shares issued in the IPO exercise their Conversion Rights.

NOW, THEREFORE, the undersigned parties agree as follows:

1.
Agreement to Make Purchases of OAC Ordinary Shares.  Victory Park agrees to use its reasonable best efforts to make privately negotiated purchases of up to approximately 2.0 million OAC ordinary shares at purchase prices not to exceed $10.04 per share (at the discretion of OAC) on or prior to January 27, 2010, provided that OAC agrees to enter into the form of forward contract (“Forward Contract”) attached hereto as Annex A with the purchaser of such ordinary shares in connection therewith. Purchases by Victory Park shall not begin until OAC has publicly announced that it has entered into this Agreement and affirmative approval to specific third party purchases has been electronically provided by OAC.

2.
Fees.  In addition, in exchange for its services in aggregating blocks of shares for purchase by Victory Park from OAC stockholders that have indicated an intention to convert their OAC ordinary shares and or vote against the Transaction, OAC shall pay to Victory Park on the Closing Date (as defined in the Forward Contract) a fee equal to 1.5% of the cost to Victory Park of all OAC ordinary shares purchased by Victory Park from third parties; provided that such fee shall not be payable in the event that the Business Combination is not consummated.

3.
Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, legal fees and expenses and all other out-of-pocket costs and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated thereby, shall be the obligation of the respective party incurring such fees and expenses; provided that OAC shall pay up to $50,000 of the reasonably incurred and properly documented costs and expenses incurred by Victory Park in connection with the transactions contemplated by this Agreement, it being understood that OAC has, prior to the date hereof, deposited $25,000 with Victory Park in furtherance of the foregoing.

4.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.
Governing Law; Jurisdiction.  This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York.  Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum and irrevocably waive trial by jury.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

OVERTURE ACQUISITION CORP.

By:	/s/ Marc J. Blazer

Name:	Marc J. Blazer

Title:	President

VICTORY PARK CAPITAL ADVISORS, LLC

By:	/s/ Scott R. Zemnick

Name:	Scott R. Zemnick

Title:	General Counsel

Annex A